SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 31, 2001

CONTINENTAL AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-09781	74-2099724
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 324-2950

(Registrant's telephone number, including area code)

Item 5. Other Events.

On October 31, 2001, Continental Airlines, Inc. ("Company") issued a press release, which is filed herewith as Exhibit 99.1 and incorporated herein by reference. The Company also released certain statistical information, which is filed herewith as Exhibit 99.2 and incorporated herein by reference.

In conference calls with analysts and reporters this morning, Company officials also provided certain forward-looking information, set forth below, not included in the materials filed herewith as exhibits. Such forward-looking information is not limited to historical facts, but reflects the Company's current beliefs, expectations or intentions regarding future events. In connection therewith, please see the impact of the risk factors set forth in the Company's 2000 10-K and its other securities filings, including a current report on Form 8-K filed on October 15, 2001, which identify important matters such as the Company's high leverage and significant financing needs, terrorist attacks, the Company's historical operating results, the significant cost of aircraft fuel, labor costs, certain tax matters, the Japanese economy and currency risk, competition and industry conditions, regulatory matters and the seasonal nature of the airline business, that could cause actual results to differ materially from those in the forward-looking information. The information provided is as follows:

    The Company anticipates ending the 2001 fiscal year with $800-900 million in cash and cash equivalents, including the projected receipt of approximately an additional $150 million from the U.S. Government under the Air Transportation Safety and System Stabilization Act;

    The Company expects its cash outlays for 2002 capital expenditures, exclusive of fleet plan requirements, to be approximately $150 million;

    The Company's projected cost per available seat mile, or CASM, for 2002 is expected to increase 5%, holding the fuel rate constant; and

    The Company anticipates incurring additional security and insurance costs in 2002 of approximately $150-200 million.

Item 7. Financial Statements and Exhibits.

    Exhibits

      Press Release

      Statistical Information

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL AIRLINES, INC.

By /s/ Jennifer L. Vogel

Jennifer L. Vogel

Vice President and

General Counsel

October 31, 2001

EXHIBIT INDEX

    Press Release

    Statistical Information